Exhibit 99.1
VWR Corporation Reports Third Quarter 2016 Financial Results
RADNOR, Pa., November 3, 2016 /PRNewswire/ — VWR Corporation (NASDAQ: VWR), the leading global independent provider of product and service solutions to laboratory and production customers, today reported its financial results for the third quarter ended September 30, 2016.
Highlights:

•	3Q16 diluted EPS of $0.31 vs. $0.08 in 3Q15, 3Q16 Adjusted EPS of $0.44 vs. $0.38 in 3Q15.

•	Third quarter net sales of $1.14 billion, up 3.7% year-over-year, and up 1.6% on an organic basis.

•
3Q16 Americas net sales increased 6.0% year-over-year, up 1.7% organic. EMEA-APAC net sales increased 0.2% year-over-year, up 1.4% organic. A description and reconciliation of GAAP to non-GAAP Adjusted EPS and net sales to organic net sales is attached.

•	Nine months 2016 cash flow from operating activities of $186.1 million, up 18.3% compared to prior year.

•
Acquired PAW BioScience Products, a manufacturer and distributor of single-use fluid handling products on July 1, 2016. Announced the acquisition of BioArra, a company focused on the sourcing, production and marketing of serum-based products used in both research and bioproduction. Also announced the acquisition of Reliable Biopharmaceutical, a manufacturer of high purity excipients and process chemicals using multi-step chemical synthesis and advanced purification.

•	Management reaffirms 2016 Adjusted EPS guidance and anticipates 2016 net sales at, or close to, the low end of our 2016 guidance range.
Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented: “VWR continues to execute on its strategy, and our solid year-to-date performance sets the foundation for record financial performance in 2016. In the third quarter, we again achieved solid earnings growth, driven by 3.7% revenue growth and continued reductions in interest expense. Cash flow from operations continues to track positively, with operating cash flows of $186.1 million in the first nine months of the year, up 18.3% compared to the first nine months of 2015. This strong cash flow generation enabled us to reduce net leverage to a 10-year low and to continue to execute on our value creating acquisition strategy. We are confident that our execution and attractive acquisition opportunities will enable VWR to continue to create shareholder value by strengthening our service and product offerings to our customers.”
Third Quarter 2016 Results
Net sales were $1.14 billion, up $40.6 million or 3.7% compared to prior year. Operating income was $83.2 million, up $2.1 million or 2.6% year-over-year.
Americas net sales were $707.7 million, up $39.8 million or 6.0% year-over-year, with the increase driven by sales to government and biopharma customers. Americas operating income was $47.2 million, flat compared to prior year. Third quarter 2016 results in the Americas segment include a $3.5 million earn-out adjustment related to the stronger than expected performance of a recent acquisition and $0.4 million of secondary equity offering costs. The prior year quarter results included $1.4 million of legacy facility exit costs and a $0.4 million gain on an earn-out adjustment.
EMEA-APAC net sales were $428.4 million, up $0.8 million or 0.2% year-over-year, with the increase driven by sales to industrial and healthcare customers. EMEA-APAC operating income was $36.0 million, up $2.1 million or 6.2% compared to prior year. The third quarter of 2015 included a $3.2 million impairment charge related to a prior acquisition.
Full Year 2016 Outlook
Greg Cowan, Senior Vice President and Chief Financial Officer, commented: “After a solid start, we experienced a moderation in top-line trends late in the third quarter, primarily driven by lower than anticipated sales of equipment and instrumentation. Since then, we have seen signs of improvement in our overall business trends early in the fourth quarter, which gives us the confidence to reaffirm our revenue guidance at or close to the low end of our 2016 revenue guidance range. At the same time, we are reaffirming our 2016 earnings guidance. While the quarterly progression of our business does have some variation, we remain confident that our global scale and resilient business model enable us to deliver solid top and bottom line growth for the full year and as we move forward.”
Management reaffirmed the 2016 Adjusted EPS guidance range of $1.68 to $1.74, and expects 2016 net sales at or close to the low end of our 2016 guidance range of $4.54M to $4.63B. Our full year 2016 outlook assumes:

•	Currency exchange rates for the remainder of 2016 remain consistent with current rates;

•	Interest expense of about $81 to $82 million;

•	Diluted shares outstanding of approximately 132 million;

•	Share-based compensation expense of approximately $8.6 million before tax;

•	Full-year 2016 income tax rate of slightly below 35%; and

•	No impact from acquisitions closed after November 3, 2016.
VWR has not provided a reconciliation of projected GAAP EPS to Adjusted EPS guidance because estimates of certain reconciling items cannot be provided without unreasonable effort. Our 2016 Adjusted EPS guidance excludes anticipated amortization of acquired intangible assets in the year ending December 31, 2016 of approximately $85 million or approximately $0.42 per diluted share. We cannot provide a reliable forward-looking estimate of certain other reconciling items because they are either event-driven or difficult to quantify. Such items include the revaluation of debt due to currency fluctuations, restructuring and impairment charges, loss on debt refinancing, and the timing of tax related adjustments.
Balance Sheet & Cash Flows
At September 30, 2016, total debt was $2.02 billion and cash was $141.7 million. First nine months 2016 cash provided by operating activities was $186.1 million compared to $157.3 million in the first nine months of 2015. Capital expenditures in the first nine months of 2016 were $45.5 million compared to $24.7 million in the first nine months of 2015.

Conference Call
As previously announced, VWR will hold a conference call today, November 3, 2016, to discuss its third quarter 2016 financial results beginning at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation third quarter 2016 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 87985817. The replay will be available through November 8, 2016. A presentation relating to the conference call will be available at http://investors.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at http://investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EPS and organic net sales:

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Adjusted EPS is a non-GAAP financial measurement that eliminates the effect of the amortization of acquired intangible assets, changes in foreign currency exchange rates related to financing decisions and certain other items. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented. This measurement is used by our management for the same reason.

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Organic net sales is a non-GAAP financial measurement that eliminates the contribution from recently acquired businesses and the impact of changes in foreign currency exchange rates from our reported net sales. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across the periods presented. This measurement is used by our management for the same reason.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this press release.

About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is the leading global independent provider of product and service solutions to laboratory and production customers. With sales in excess of $4.3 billion in 2015, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 9,300 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our most recently filed Annual Report on Form 10-K and our Form 10-Q that will be filed later today.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net sales	$1,136.1	$1,095.5	$3,383.9	$3,206.3
Cost of goods sold	822.6	796.0	2,436.4	2,317.1
Gross profit	313.5	299.5	947.5	889.2
Selling, general and administrative expenses	230.3	218.4	700.0	656.7
Operating income	83.2	81.1	247.5	232.5
Interest expense	(20.6)	(28.1)	(60.5)	(83.7)
Other income (expense), net	(0.4)	(4.8)	(0.9)	46.9
Loss on extinguishment of debt	—	(30.3)	—	(32.7)
Income before income taxes	62.2	17.9	186.1	163.0
Income tax provision	(21.6)	(6.9)	(64.9)	(62.2)
Net income	$40.6	$11.0	$121.2	$100.8
Earnings per share:
Basic	$0.31	$0.08	$0.92	$0.77
Diluted	0.31	0.08	0.92	0.76
Weighted average shares outstanding:
Basic	131.5	131.4	131.4	131.4
Diluted	131.9	131.5	131.7	131.9

VWR Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$141.7	$136.3
Trade accounts receivable, net of reserves of $11.7 and $12.0	631.5	583.2
Inventories	464.8	424.0
Other current assets	84.8	89.5
Total current assets	1,322.8	1,233.0
Property and equipment, net	240.9	228.2
Goodwill	1,853.2	1,791.4
Other intangible assets, net	1,441.8	1,455.6
Other assets	90.3	85.6
Total assets	$4,949.0	$4,793.8
Liabilities, Redeemable Equity and Stockholders’ Equity
Current liabilities:
Current portion of debt	$120.4	$92.8
Accounts payable	458.0	474.5
Employee-related liabilities	89.8	61.4
Current amount due to Varietal — ITRA	37.4	78.1
Other current liabilities	142.3	112.3
Total current liabilities	847.9	819.1
Debt, net of current portion	1,897.2	1,896.2
Amount due to Varietal — ITRA, net of current portion	47.6	85.0
Deferred income tax liabilities	469.1	459.5
Other liabilities	156.1	158.8
Total liabilities	3,417.9	3,418.6
Redeemable equity, at redemption value	28.6	38.8
Stockholders’ equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.5 and 131.4 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,752.7	1,735.1
Retained earnings	127.5	6.3
Accumulated other comprehensive loss	(379.0)	(406.3)
Total stockholders’ equity	1,502.5	1,336.4
Total liabilities, redeemable equity and stockholders’ equity	$4,949.0	$4,793.8

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$121.2	$100.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96.5	92.5
Net foreign currency remeasurement loss (gain)	2.3	(44.3)
Deferred income tax provision	15.9	23.4
Loss on extinguishment of debt	—	32.7
Share-based compensation expense	6.1	3.7
Other, net	6.2	11.5
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(29.8)	(41.3)
Inventories	(30.0)	(26.6)
Accounts payable	(34.4)	9.1
Other assets and liabilities	32.1	(4.2)
Net cash provided by operating activities	186.1	157.3
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(60.8)	(45.6)
Capital expenditures	(45.5)	(24.7)
Other investing activities	—	2.1
Net cash used in investing activities	(106.3)	(68.2)
Cash flows from financing activities:
Proceeds from debt	483.7	2,673.2
Repayment of debt	(497.1)	(2,694.2)
Payment to Varietal under ITRA	(78.1)	(9.8)
Payment of debt issuance costs and redemption premium	—	(40.3)
Net change in bank overdrafts	16.2	(2.0)
Other financing activities	(2.9)	(2.4)
Net cash used in financing activities	(78.2)	(75.5)
Effect of exchange rate changes on cash	3.8	(8.8)
Net increase in cash and cash equivalents	5.4	4.8
Cash and cash equivalents at beginning of period	136.3	118.0
Cash and cash equivalents at end of period	$141.7	$122.8
Supplemental disclosures of cash flow information:
Cash paid for interest	$54.7	$81.7
Cash paid for income taxes, net	51.5	29.1

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(dollars in millions)

	Three months ended September 30,		Reported change
	2016	2015	Amount	%
Net sales:
Americas	$707.7	$667.9	$39.8	6.0%
EMEA-APAC	428.4	427.6	0.8	0.2%
Total	1,136.1	1,095.5	40.6	3.7%
Gross profit	313.5	299.5	14.0	4.7%
Gross margin	27.6%	27.3%	30	bps
SG&A expenses	$230.3	$218.4	$11.9	5.4%
% of net sales	20.3%	19.9%	40	bps
Operating income:
Americas	$47.2	$47.2	$—	—
EMEA-APAC	36.0	33.9	2.1	6.2%
Total	$83.2	$81.1	$2.1	2.6%
Operating income margin:
Americas	6.7%	7.1%	(40)	bps
EMEA-APAC	8.4%	7.9%	50	bps
Total	7.3%	7.4%	(10)	bps

VWR Corporation and Subsidiaries
Reconciliation of Adjusted EPS (Unaudited)

	Three months ended September 30,
	2016		2015
	Adjustments in millions	Per share	Adjustments in millions	Per share
Diluted earnings per share (GAAP)		$0.31		$0.08
Adjustments to reconcile diluted earnings per share to Adjusted EPS:
Amortization of acquired intangible assets	$21.4	0.16	$20.6	0.16
Net foreign currency remeasurement loss from financing activities	0.4	—	4.8	0.04
Impairment charges	—	—	3.2	0.02
Loss on extinguishment of debt	—	—	30.3	0.23
Secondary equity offering costs	0.4	—	—	—
Loss (income) from changes to estimated fair value of contingent consideration	3.5	0.03	(0.4)	—
Legacy facility exit charges	—	—	1.4	0.01
Income tax benefit applicable to adjustments, net*	(8.2)	(0.06)	(21.1)	(0.16)
Adjusted EPS (non-GAAP)		$0.44		$0.38

*	Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates between 27% and 39%, depending upon the applicable jurisdiction.
VWR Corporation and Subsidiaries
Reconciliation of Organic Net Sales Growth (Unaudited)
(dollars in millions)

	Three months ended September 30,		Reported change		Non-GAAP reconciliation
					Currency translation	Acquisitions	Organic net sales growth
	2016	2015	Amount	%			Amount	%
Americas	$707.7	$667.9	$39.8	6.0%	$0.1	$28.2	$11.5	1.7%
EMEA-APAC	428.4	427.6	0.8	0.2%	(8.3)	3.0	6.1	1.4%
Net sales	$1,136.1	$1,095.5	$40.6	3.7%	$(8.2)	$31.2	$17.6	1.6%

Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com